Exhibit 99.1

FOR IMMEDIATE RELEASE

The Necessity Retail REIT CEO Michael Weil to Present on Tuesday August 9, 2022 at 3:55p.m. Eastern during the August 9 – 11, 2022 MoneyShow Accredited Investors Virtual Expo

NEW YORK – August 9, 2022 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL”) announced today that its CEO Michael Weil will discuss How The Retail Renaissance and The Necessity Retail REIT can Add Current Income to Your Portfolio in a stand-alone presentation during the upcoming August 9 – 11, 2022 MoneyShow Accredited Investors Virtual Expo. Mr. Weil will present at 3:55pm eastern on August 9, 2022. Registration for the conference is free. A link to register is provided below:

https://online.moneyshow.com/2022/august/accredited-virtual-expo/speakers/dcf663cbd3544b3aa42762776eb9fb69/michael-weil/?scode=057478

About The Necessity Retail REIT - Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused “Where America Shops”. RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of RTL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on RTL, RTL’s tenants and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of RTL’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in RTL’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and RTL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063